Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of February 25, 2013 (“Agreement”)  by and between SOUTHERN PROSTHETIC SUPPLY, INC., a Georgia corporation (the “Company”), and Kenneth W. Wilson (“Executive”).  The Company and Executive agree as follows:

WHEREAS, Executive and the Company executed a prior Employment Agreement on June 17, 2011 (the “Prior Agreement”); and

WHEREAS, the parties hereto desire to amend the Prior Agreement as set forth in this Agreement, with such amendments to be effective as of February 25, 2013.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth below, both parties agree as follows:

1.                                      Employment.  The Company agrees to employ Executive and Executive accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement (the “Commencement Date”) and ending upon termination pursuant to Section 4 or Section 5 (the “Employment Period”).  Executive represents and warrants that Executive is not subject to any restrictive covenants (including, without limitation, covenants not to compete and covenants not to solicit) that would prevent Executive from entering into this Agreement or providing services on the Company’s behalf. Executive agrees not to use or disclose in the course of Executive’s employment with the Company any confidential information or trade secrets of any other Person.

2.                                      Services.  During the Employment Period, Executive agrees (i) to devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity); (ii) to serve the Company as its President and Chief Operating Officer and to render such services as the Company or Hanger may from time to time direct; provided, however, that Executive recognizes and agrees that Hanger or the Company may change Executive’s job description as set forth in this Section 2 as a result of a good faith restructuring of the Company’s or Hanger’s operations; (iii) that Executive will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company; and (iv) that Executive will follow the policies and procedures of the Company, as set forth by the Company from time to time, as well as all applicable federal and state laws, rules and regulations, including with respect to healthcare.

3.                                      Salary, Incentive Bonus, Stock Options, Other Benefits.  In consideration for the valuable services to be rendered by Executive and for the covenants made by Executive in Sections 6, 7, 8 and 9 of this Agreement, the Company hereby agrees as follows:

3.1                               Salary.  During the first year of the Employment Period, the Company will pay Executive a gross salary in periodic installments (the “Base Salary”) that, when annualized, is equivalent to $297,253.00. The Base Salary will be paid according to the Company’s normal payroll cycle and practices, which practices include the withholding of applicable payroll taxes and other normal adjustments and deductions.  The Base Salary may be adjusted periodically based on periodic performance and salary reviews as determined in the reasonable discretion of the Company.

3.2                               Bonus.

(a)                                 In addition to the Base Salary, Executive shall participate in Hanger’s current bonus plan for senior corporate officers (the “Bonus Plan”), as approved by the Compensation Committee of the Board of Directors of Hanger (“Board of Directors”) in each calendar year during the term of this Agreement.  Executive’s target bonus is fifty percent (50%) of the Base Salary (the “Target Bonus”) and is contingent on Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, and up to one hundred percent (100%) of the Base Salary (the “Maximum Bonus”) if Executive exceeds certain performance criteria and Hanger exceeds certain year-end financial criteria all as determined in the reasonable discretion of the Board of Directors and its Compensation Committee.  Executive shall be entitled to such increases in the “Target Bonus” and the “Maximum Bonus” during the term hereof as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of Hanger, the Company and Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company.  Notwithstanding the foregoing, in the event that Executive, Hanger or the Company fail to attain their minimum respective criteria in any given year, the Board of Directors and its Compensation Committee may, in their reasonable discretion, decline to award any bonus to Executive.

(b)                                 The bonus shall be payable between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.  In the event that Executive is employed for less than the full calendar year in the year in which his Termination Date occurs (“Termination Year”), the bonus payable to Executive shall be subject to Sections 4 and 5 of this Agreement and calculated based on Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, all as determined by the Compensation Committee of the Board of Directors, in its sole discretion.  Such bonus shall be pro-rated for the portion of the Termination Year during which Executive was employed by the Company.  With respect to the bonus for the Termination Year, any bonus payable pursuant to this Section 3.2(b) shall be payable to Executive between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.

3.3                               Stock Options & Restricted Stock.

(a)                                 In addition to the Base Salary, Executive may have the opportunity to receive options to purchase stock or restricted shares of stock of Hanger in a manner consistent with any stock option or restricted share plan adopted by Hanger. The determination as to the amount of stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of Hanger or a committee thereof.

(b)                                 Executive received a special, time-based grant of fifteen thousand (15,000) restricted shares of Hanger stock, as set forth in the Prior Agreement.

(c)                                  The options or restricted shares provided in subparagraph (a) and subparagraph (b) of this Section 3.3 shall be or were evidenced by a stock option agreement or restricted share agreement (each, a “Stock Agreement”) between Executive and Hanger, which Stock Agreement shall or did provide for a vesting schedule of four (4) years, in equal parts, of the options or restricted shares granted thereunder.  Notwithstanding any provisions now or hereafter existing under any stock incentive plan of Hanger, all options or restricted shares granted to Executive shall vest in full immediately upon the Termination Date except for termination of employment pursuant to Section 4.3 or Section 4.5 hereof, and Executive (or his estate or legal representative, if applicable) shall thereafter have twelve (12) months from such Termination Date to exercise such options, if applicable.

(d)                                 Notwithstanding any provisions now or hereafter existing under any stock option plan or restricted share plan of Hanger, in the event of a Change in Control (as hereinafter defined), all options or restricted shares provided to Executive pursuant to Section 3.3(a) or Section 3.3(b) of this Agreement or any Stock Agreement shall be granted and shall immediately fully vest as of the date of such Change in Control with such options or restricted shares being valued at the closing price of Hanger’s common stock on the day prior to the day of the Change in Control.

(e)                                  For purposes of this Agreement, a “Change in Control” shall be deemed to exist if:

(i)                                     a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than Executive or a group including Executive), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of Hanger having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of Hanger having a right to vote in elections of directors; or

(ii)                                  Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)                               Hanger disposes of all or substantially all of the business of Hanger to a party or parties other than a subsidiary or other affiliate of Hanger pursuant to a partial or complete liquidation of Hanger, sale of assets (including stock of a subsidiary of Hanger) or otherwise; or

(iv)                              the Board of Directors approves Hanger’s consolidation or merger with or into any other person (other than a wholly-owned subsidiary of Hanger), or any other person’s consolidation or merger with or into Hanger, which results in all or part of the outstanding shares of Stock being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

(f)                                   For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors who either was a member of the Board of Directors on the date hereof or who subsequently became a Director of Hanger and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

3.4                               Relocation.  Executive received the relocation benefits set forth in the Company’s Executive Relocation Program, a copy of which was attached to the Prior Agreement, consistent with the relocation policies and procedures of the Company for executives, as was previously disclosed by the Company to Executive.

3.5                               Benefits.  Executive also shall be entitled to (i) an automobile allowance in the amount of Seven Hundred Dollars ($700.00) per month, (ii) four (4) weeks of vacation per year, and (iii) sick leave, medical and other benefits that are consistent with those received by other similarly-situated senior executives of Hanger and its subsidiaries as determined in the sole discretion of the Compensation Committee of the Board of Directors. Executive shall receive life insurance in an amount equal to one (1) times Executive’s Base Salary (in addition to the life insurance in an amount equal to one (1) times Executive’s Base Salary provided by the Company as part of Executive’s base benefit program), with the premiums for such policy to be paid by the Company, and Executive shall also receive the option to participate in the Company’s supplemental life and accidental death and dismemberment policies, with the premiums for such policies to be paid by Executive, all in accordance with the terms and conditions of such policies as generally applied by the Company.

3.6                               Reimbursement for COBRA.  Upon the provision by Executive of evidence of such expenses and the payment thereof, the Company reimbursed Executive for up to one (1) month of Executive’s COBRA expenses under the medical plan in which Executive participated immediately prior to and as of the date of the Prior Agreement.

3.7                               Determination of Cap or Payment.

(a)                                 Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement or arrangement with Executive or plan of the Company or one of its subsidiaries or affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 3.7, result in the imposition on Executive of an excise tax under Internal Revenue Code (“Code”) Section 4999 (the “Excise Tax”), then the Total Payments to be made to Executive shall either be (i) delivered in full, or (ii) reduced to 299.99% of Executive’s “base amount” for purposes of Code Section 280G so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)                                 Within forty (40) days following a termination or notice by one party to the other of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment, the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel (“Tax Counsel”) selected by the

Compensation Committee of the Board of Directors, which sets forth (i) the “base amount” within the meaning of Code Section 280G; (ii) the aggregate present value of the payments in the nature of compensation to Executive as prescribed in Code Section 280G(b)(2)(A)(ii); (iii) the amount and present value of any “excess parachute payment” within the meaning of Code Section 280G(b)(1); and (iv) the net after-tax proceeds to Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were delivered in full or (y) the Total Payments were reduced in accordance with Section 3.7(b).  Such opinion shall be addressed to the Company and Executive and shall be binding upon the Company and Executive.  If such opinion determines that clause (a)(ii) above applies, then the payments or benefits under this agreement or any other payment or benefit determined by Tax Counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying  the following principles, in order:  (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits to be received by Executive (on the basis of the relative present value of the parachute payments).

(c)                                  For purposes of this Agreement, (i) the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4), and (ii) Executive shall be deemed to pay federal income tax and employment taxes at the highest stated rate of federal income and employment taxation, and state and local income taxes at the highest stated rate of taxation in the state or locality of Executive’s domicile (determined in both cases in the calendar year in which the termination or notice described in Section 3.7(b) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)                                 If such Tax Counsel so requests in connection with the opinion required by this Section 3.7, the Company shall obtain, at its expense, and the Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to (1) the reasonableness of any item of compensation to be received by Executive solely with respect to its status under Code Section 280G, or (2) the fair market value of any non-cash benefit.  Such firm shall be selected by the Compensation Committee of the Board of Directors.

(e)                                  This Section 3.7 shall be amended to comply with any amendment or successor provision to Code Sections 280G or 4999.  If such provisions are repealed without successor, then this Section 3.7 shall be cancelled without further effect.

4.                                      Termination of Employment.

4.1                               Death.  Executive’s employment shall be terminated by Executive’s death.  In the event of the death of Executive, the Company shall pay to the estate or other legal representative of Executive the Base Salary (at the annual rate then in effect) and vacation as accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, the rights and benefits of Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.2                               Disability.

(a)                                 “Disability” means, for purposes of this Agreement, that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(b)                                 If Executive shall incur a Disability, the employment of Executive shall be terminated.  In the event of such termination, the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, the rights and benefits of Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.3                               Due Cause.  The employment of Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined).  In the event of such termination, the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and not theretofore paid to Executive.  Except as otherwise provided in this Agreement, the rights and benefits of Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.  For purposes hereof, “Due Cause” shall be defined as any of: (i) the repeated failure or refusal of Executive to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Executive, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Executive or (iv) the commission by Executive of a felony or other crime involving moral turpitude or an act of financial dishonesty against the Company.

4.4                               Termination by the Company Without Cause.

(a)                                 The Company may terminate Executive’s employment at any time, for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 4.1 (Death); 4.2 (Disability); 4.3 (Due Cause); 4.5 (Voluntary Termination); or 4.6 (Retirement), the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

(b)                                 In addition to the payments described in Section 4.4(a), the Company shall pay to Executive, on the date that is six (6) months and one day after the Termination Date, a lump sum amount equal to eighteen (18) months of Base Salary (at the annual rate in effect immediately prior to termination) and an additional bonus payment (“Additional Bonus Payment) equal to one and one-half (1.5) times the Target Bonus for the Termination Year (collectively, the “Severance Payment”).  In addition, the Company shall, for eighteen (18) months following the Termination Date, (i) reimburse Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse Executive for all other benefits granted to Executive in Section 3.5 at levels substantially equivalent to those provided by the Company to Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of eighteen (18) months immediately following Executive’s Termination Date, Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

(c)                                  Notwithstanding Section 4.4(b), in the event that (i) Executive is not a Specified Employee, then the Company shall pay to Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursements shall cease to apply, or (ii) Executive is a Specified Employee and the death of Executive occurs within six (6) months following the Termination Date, the Company shall pay to Executive’s estate any unpaid portion of the amounts due to be paid to Executive pursuant to Section 4.4(b) within forty-five (45) days following Executive’s death.  If Executive’s estate or legal representative fails to notify the Company of the death of the Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

(d)                                 Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments under Section 4.4(b) unless Executive has first duly and timely executed (and not revoked), on or immediately following the Termination Date, a form of agreement and general release acceptable to the Company releasing the Company from certain claims Employee may have in connection with Employee’s employment with the Company and the termination thereof, to the extent permitted by law (“Release”).

4.5                               Voluntary Termination.  Executive may terminate his employment with the Company at any time upon sixty (60) days’ prior written notice to the Company and the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, the rights and benefits of Executive or his transferee under the benefit plans and programs of Hanger shall be determined in accordance with provisions of such plans and programs.

4.6                               Retirement.

(a)                                 In the event of Executive’s Retirement (as defined in Section 4.6(b)), the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the date of Retirement and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, rights and benefits of Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with provisions of such plans and programs.

(b)                                 “Retirement” shall mean Executive’s voluntary termination of employment at or after age sixty-five (65), provided Executive has given the Company written notice of Executive’s intent to retire no less than one (1) year prior to the scheduled Termination Date and Executive has, as of the scheduled Termination Date, been continuously employed with Hanger, including any of its direct or indirect subsidiaries, for a period of no less than ten (10) years.

5.                                      Change In Control and Termination Provisions.

If within a two (2) year period following any Change in Control there occurs:

(a)                                 any termination of Executive’s employment (other than as set forth in Section 4.1 (Death), 4.2 (Disability), 4.3 (Due Cause), 4.5 (Voluntary Termination) or 4.6 (Retirement) of this Agreement);

(b)                                 a material diminution of Executive’s responsibilities, as compared to Executive’s responsibilities immediately prior to the Change in Control;

(c)                                  any reduction in the Base Salary or Bonus Plan targets (as distinguished from the payments received thereunder), as compared to such Base Salary or such targets as of the date immediately prior to the Change in Control;

(d)                                 any failure to provide Executive with benefits: (1) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company under the Company’s pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents or (2) granted to Executive by this Agreement;

(e)                                  any relocation of Executive’s principal site of employment to a location more than fifty (50) miles from Executive’s principal place of employment as of the date immediately prior to the Change in Control; or

(f)                                   any material breach of this Agreement by the Company;

then, at the option of Executive, exercisable by Executive within ninety (90) days after the occurrence of any of the foregoing events, Executive may resign his employment with the Company (or, if involuntarily terminated, give notice of his intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and Executive shall be entitled to receive the Base Salary (at the annual rate then in effect) and vacation accrued to the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In addition, the Company shall pay to Executive on the date that is six (6) months and one day after the Termination Date the Severance Payment.  In addition, the Company shall, for eighteen (18) months following the Termination Date, (i) reimburse Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse Executive for all other benefits granted to Executive in Section 3.5 at levels substantially equivalent to those provided by the Company to Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to Executive prior to the termination.  Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of eighteen (18) months immediately following Executive’s Termination Date, Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

(g)                                  Notwithstanding the prior provisions of this Section 5, in the event that (i) Executive is not a Specified Employee, the Company shall pay to Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursements shall cease to apply, or (ii) Executive is a Specified Employee and the death of Executive occurs within six (6) months following the Termination Date, the Company shall pay to Executive’s estate any unpaid portion of the amounts due to be paid to Executive pursuant to this Section 5 within forty-five (45) days following Executive’s death.  If Executive’s estate or legal representative fails to notify the Company of the death of Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

6.                                      Non-Competition.

6.1                               In the event the Employment Period is terminated under Section 4.3, Section 4.5, Section 4.6, or Section 5, then Section 6.3 will apply to Executive. In the event the Employment Period is otherwise terminated, such as without Cause, then no part of Section 6.3 will apply to Executive.  All other provisions of Section 6 will apply to Executive regardless of the reason for termination of the Employment Period.

6.2                               Executive recognizes and acknowledges that:

6.2.1                     Executive, by reason of having worked for the Company, will obtain or possess selective or specialized skills, learning, abilities, customer contacts, customer information, or Confidential Information;

6.2.2                     Executive, by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors or other business relationships during the course of Executive’s employment with the Company, will have gained a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson, or will have gained a high level of influence or credibility with the Company’s customers, referral sources, vendors or other business relationships, or will have been intimately involved in the planning for or direction of the Business or a defined unit of the Business;

6.2.3                     Executive, in the course of Executive’s employment with the Company, will customarily and regularly do one or more of the following: (A) solicit for the Company customers or prospective customers, including, without limitation, Company Customers; (B) engage in making sales or obtaining orders or contracts for products or services to be performed by others; (C) perform the duties of a key employee or of a professional; or (D) perform duties including (1) managing the enterprise in which Executive is employed or of a customarily recognized department or subdivision thereof, (2) direct the work of two or more other employees, and (3) have the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; and/or

6.2.4                     The Company has a legitimate business interest in obtaining the Restrictive Covenants by virtue of the fact that Executive shall (A) have access to Trade Secrets and Confidential Information; (B) with the Company’s support and assistance, develop substantial relationships with specific Company Customers and prospective customers; (C)

receive extraordinary or specialized training and/or (D) receive the benefit of customer good will associated with (i) the Company’s ongoing business and professional practice, including, but not limited to, by way of trade name, trademark, service mark, or trade dress; (ii) specific geographic location(s); and/or (iii) specific marketing or trade areas.

6.3                               In consideration of the statements in Sections 6.2.1 through 6.2.4 and the covenants and promises made by the Company herein, Executive agrees that during the Employment Period and for two (2) years thereafter, Executive will not, other than within the scope of Executive’s employment with the Company, directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) engage in or provide Competitive Services within the Territory.  Nothing herein will prevent Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in the business of orthotics and prosthetics and which is publicly traded, so long as Executive has no participation in the business of such corporation.

7.                                      Nonrecruitment of Company Employees.  Executive recognizes and acknowledges the statements in Sections 6.2.1 through 6.2.4 and understands and agrees that the relationship between the Company and each of its Company Employees constitutes a valuable asset of the Company.  Accordingly, Executive agrees that during the Employment Period and for two (2) years thereafter, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other Person, solicit, encourage or induce or attempt to solicit, encourage or induce any Company Employee to terminate his or her employment with the Company or to enter into employment with any other Person; provided, however, that the foregoing shall apply only to Company Employees (a) with whom Executive had a supervisory relationship, (b) with whom Executive worked or communicated on a regular basis, or (c) about whom Executive obtained Trade Secrets or Confidential Information as a result of Executive’s employment with Company.

8.                                      Non-Solicitation.

8.1                               In the event Executive’s employment with the Company is terminated for any reason (other than by the Company without Cause), then Section 8.2 will apply to Executive.  In the event Executive’s employment with the Company is terminated without Cause, then no part of Section 8.2 will apply to Executive.

8.2                               Executive recognizes and acknowledges the statements in Sections 6.2.1 through 6.2.4.  In consideration of such statements and Executive’s employment with the Company, Executive agrees that during Executive’s employment with the Company and for two (2) years thereafter, Executive will not, other than within the scope of Executive’s employment with the Company, directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) solicit, divert, take away or attempt to solicit, divert or take away, directly or by assisting others, any business from any Company Customers, including actively seeking prospective customers, with whom Executive had Material Contact during Executive’s employment with the Company, for purposes of offering or providing Competitive Services to such Company Customers or prospective customers.

9.                                      Confidential Information and Inventions.  During Executive’s employment with the Company and for an unlimited period of time thereafter, this Section 9 shall apply to Executive.

9.1                               Confidential Information. Executive understands and acknowledges that the Confidential Information obtained by Executive during the course of Executive’s performance under this Agreement, and previously if Executive has already been an employee of the Company, concerning the business or affairs of the Company (including, without limitation, all such information and data and/or Executive’s work product for the Company on any Company computer, mobile communication device or other Company property) is the property of the Company.  Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Employment Period and for as long as the information or material remains confidential thereafter, disclose to any unauthorized Person or use any Confidential Information in connection with any business activity other than that of the Company.  Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, for so long as the information or material remains a Trade Secret, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any unauthorized Person, and shall not make use of any such Trade Secret, directly or indirectly, for Executive’s own use or for the use of others, without the prior written consent of the Company.  The parties acknowledge and agree that this Agreement is not intended to and does not alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing Confidential Information that is required to be disclosed by law; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

9.2                               Inventions.

9.2.1                     Executive hereby agrees to assign any and all right, title, or interest that Executive may develop or establish in any designs, products, discoveries, inventions, original works of authorship, Trade Secrets, innovations, improvements, developments, modifications, know-how, technology, process, management reports, internal reports and memoranda, product development plans and strategies, customer lists, marketing, pricing, and sales plans, policies, and strategies, whether or not patentable, which Executive conceives, reduces to practice, devises, develops, discovers, or incorporates in Company products or services, either alone or jointly, or to which Executive otherwise contributes during the term of Executive’s employment with the Company and for one (1) year thereafter, insofar as such may either (A) relate to or arise out of the Competitive Services, whether or not during business hours and whether or not Company resources are utilized, or (B) involve the use of Company resources, including Executive’s time and attention during business and/or non-business hours, all of which shall be owned by the Company (“Company Work Product”). Executive will make a complete and prompt disclosure of all Company Work Product to the Company, and Executive hereby assigns to the Company, without further compensation, all rights in all Company Work Product.

9.2.2                     Executive will do all reasonable acts and things as may be reasonably necessary to confirm and vest the entire right, title and interest in the Company Work Product in the Company and to secure to the Company full protection of the same, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers, whether during employment with the Company or any time after termination of such employment. In order to confirm the Company’s rights, Executive also will assign to the Company any and all copyrights and reproduction rights to any written material prepared by Executive in connection with Executive’s employment. In addition to the foregoing, without compensation but at the Company’s expense, for a period of two (2) years following the termination for any reason of employment with the Company, Executive, upon reasonable notice by the Company, will cooperate with the Company in securing or defending the Company’s right, title, and interest in the Company Work Product.

9.2.3                     Executive expressly acknowledges and agrees that Executive has disclosed to the Company in writing prior to signing this Agreement any and all designs, discoveries, inventions, patents, original works of authorship and trade secrets of Executive that are related to the Competitive Services (collectively “Executive’s Intellectual Property”). The Company agrees to hold Executive’s Intellectual Property in strict confidence and not to disclose Executive’s Intellectual Property to any third party, except as may be required by law, regulation or court of competent jurisdiction, in which case the Company agrees to notify Executive as soon as practicable prior to such disclosure so as to afford Executive an opportunity to seek a protective order protecting Executive’s Intellectual Property or otherwise object to such disclosure. The foregoing restrictions with respect to Executive’s Intellectual Property shall not apply to any information which it can be demonstrated (A) is or becomes generally available to the public other than as a result of a disclosure by the Company or its representatives, (B) was available on a non-confidential basis prior to its disclosure by the Company or its representatives, or (C) becomes available on a non-confidential basis from a source other than Executive or her representatives, which source was not itself bound by a confidentiality agreement.

9.2.4                     Executive agrees that Executive will not incorporate into any work performed for the Company any of Executive’s Intellectual Property without the express written permission of the Company, and, with respect to any of Executive’s Intellectual Property that is incorporated into any work performed for the Company with the Company’s express written permission, Executive hereby grants to the Company a royalty-free, irrevocable license throughout the world to use, make, have made, sell, offer to sell, import, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all of such Executive’s Intellectual Property.

9.2.5                     With respect to any of Executive’s Intellectual Property (A) that Executive has not disclosed to the Company pursuant to this Section 9.2 but that is incorporated into Company products or services or brought to the Company for use in the Company products or services, or (B) that Executive has disclosed to the Company but incorporated into work performed for the Company without the Company’s express written permission, Executive hereby assigns to the Company, without further compensation, all rights in all such Executive’s Intellectual Property in accordance with this Section 9.2.

9.3                               Return of Property.  Executive agrees to preserve for the Company’s exclusive use and deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all Company equipment and property (including, without limitation, tools, computers, mobile communication devices and furniture) and all memoranda, data, notes, plans, records, reports and other documents, whether in electronic, written or other form (and copies thereof), relating to the business of the Company which Executive may then possess or have under Executive’s control.

10.                               Enforcement of Restrictive Covenants.

10.1                        Rights and Remedies Upon Breach.  In the event Executive breaches, or threatens to commit a breach of, any of the covenants contained in Sections 6, 7, 8 or 9 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

10.1.1              The right and remedy to enjoin, preliminarily and permanently and without the necessity of posting bond, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company;

10.1.2              The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants; and

10.1.3              The right and remedy to require Executive to pay the reasonable attorneys’ fees incurred by the Company in enforcing the Restrictive Covenants.

10.2                        Severability of Covenants; Modification.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The Restrictive Covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held in any court of competent jurisdiction to be invalid, void, unenforceable or unreasonable in light of the circumstances in which it was made, such invalidity, voidness, unenforceability or unreasonableness shall not render invalid, void or unenforceable any other part or provision of this Agreement, and the part or provision held to be invalid, void, unenforceable or unreasonable shall be modified so as to (i) sever or remove that part or provision that would otherwise make the Restrictive Covenants unenforceable and (ii) enforce any such part or provision of the Restrictive Covenants to the extent that such part or provision is reasonable; provided, however, that such court may modify a covenant that is otherwise void and unenforceable only so long as the modification does not render the covenant more restrictive with regard to Executive than as originally drafted herein.

10.3                        Reformation.  The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law.  The parties further agree that in the event any court of competent jurisdiction shall find that any provision of the Restrictive Covenants is not enforceable in accordance with its terms, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the parties in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

10.4                        Effect of Violation During the Restricted Period.  Executive understands and agrees that, in the event the enforceability of the Restrictive Covenants shall be challenged in any court of competent jurisdiction and Executive is not enjoined from breaching any of the Restrictive Covenants, then, if a court of competent jurisdiction finds that the challenged Restrictive Covenants are enforceable, the period of restriction applicable to such Restrictive Covenants shall be deemed to have been tolled and suspended upon the filing of the action in which such enforceability was contested until all periods of appeal have expired on the ruling that the Restrictive Covenants are enforceable, provided that such litigation is initiated during the period of restriction  Thereafter, the remaining portion of any period of restriction on such Restrictive Covenants shall automatically become effective.

10.5                        Authorization to Disclose. Executive specifically authorizes and permits the Company to provide any Person with which Executive serves (or may serve) as an employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

11.                               Miscellaneous.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Executive to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Georgia.  All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 6, Section 7, Section 8 or Section 9 of this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and

Executive.  Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

12.                               Notices.  Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

c/o Hanger, Inc.
Suite 300
10910 Domain Drive
Austin, TX 78758
Attention: Vice President, Human Resources

If to Executive:

Kenneth W. Wilson
309 Camino Arbolago
Lakeway, Texas  78734

13.                               Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

14.                               Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15.                               Definitions.

The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

15.1                        “Base Salary” shall have the meaning set forth in Section 3.1 of this Agreement.

15.2                        “Business” shall mean any line of trade or business conducted by the Company, including but not limited to the competitive business of distributing orthotics, myo-orthotics and/or prosthetics products, or any other related orthotic or prosthetic businesses in which the Company is engaged during and at the termination of the Employment Period.

15.3                        “Commencement Date” shall have the meaning set forth in Section 1 of this Agreement.

15.4                        “Company Customer” shall mean any Person who has been a customer of the Company (including, without limitation, any podiatrist, patient care facility, pedorthist, practitioner or podiatric physician) at any time during the thirty-six (36) month period ending on the earlier of the Termination Date or the then current date.

15.5                        “Company Employee” shall mean any Person who is an employee of the Company at any time during the twenty-four (24) month period ending on the earlier of the termination of the Termination Date or the then current date.

15.6                        “Competitive Services” shall mean activities, products or services that are competitive with the Business or the activities, products or services of the Company, and shall include activities, products or services that are the same as or similar to the activities, products or services of the Company, including but not limited to distributing orthotics, myo-orthotics and/or prosthetics products or offering such activities, products or services, in each case of the type conducted, authorized, offered or provided within two years before the Termination Date.

15.7                        “Confidential Information” means all data and information regarding the Company, its activities, business or patients, referral sources or potential customers actively being sought that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to Persons not employed by the Company, but that does not rise to the level of a Trade Secret, and other data and information including but not limited to data and information (i) relating to the business of the Company, regardless of whether the data or information constitutes a Trade Secret, (ii) disclosed to Executive or of which Executive becomes aware as a consequence of Executive’s relationship with the Company, (iii) having value to the Company, (iv) not generally known to competitors of the Company, and (v) that includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data and other similar information; provided, however, that such term shall not mean data or information that (A) has been disclosed voluntarily to the public by the Company, except where such public disclosure has been made by Executive without the Company’s authorization, (B) has been independently developed and disclosed by others, or (C) has otherwise entered the public domain through lawful means.

15.8                        “Employment Period” shall have the meaning set forth in Section 1 of this Agreement.

15.9                        “Hanger” shall mean Hanger, Inc.

15.10                 “Material Contact” shall mean contact between Executive and each potential customer or Company Customer (a) with whom or which Executive dealt on the Company’s behalf, (b) whose dealings with the Company were supervised or coordinated by Executive, (c) about whom or which Executive obtained knowledge regarding Confidential Information or Trade Secrets or both in the ordinary course of business as a result of Executive’s association with the Company, or (d) who or that receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive at any time during the twenty-four (24) month period ending on the earlier of the termination of Executive’s employment with the Company.

15.11                 “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

15.12                 “Permitted Transferee” shall mean (i) any successor by merger or consolidation to the Company or any Permitted Transferee, (ii) any purchaser of all or substantially all of the Company’s or any Permitted Transferee’s assets, (iii) any parent or subsidiary corporation of the Company, and (iv) any lender to (A) the Company, (B) any Permitted Transferee and/or (iii) any affiliate of the Company or of any Permitted Transferee.

15.13                 “Restrictive Covenants” shall mean the covenants contained in Sections 6, 7, 8 and 9 of this Agreement.

15.14                 Executive will be a “Specified Employee” if Executive is a key employee (as defined in Code Section 416(i) but without regard to Code Section 416(i)(5)) of the Company or an affiliate of the Company (within the meaning of Code Section 414(b) or (c)) any of the stock of which is publicly traded on an established securities market or otherwise, as determined at the time of Executive’s “separation from service”.  Executive is a key employee under Code Section 416(i) if Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the twelve (12) month period ending on an identification date.  For purposes of determining whether Executive is a key employee, compensation shall mean wages within the meaning of Code Section 3401(a) but determined without regard to any rules that limit the amount of remuneration included in wages based on the nature or location of the employment or services performed.  If Executive is a key employee as of an identification date, Executive is treated as a key employee for the twelve (12) month period beginning on the first day of the fourth month following the identification date.  The identification date for this Agreement shall be December 31 of each year, such that if Executive satisfies the foregoing requirements for key employee status as of December 31 of a year, Executive shall be treated as a key employee for the twelve (12) month period starting April 1 of the following calendar year.

If, in a transaction constituting a “change in control” of the Company, as determined by Code Section 409A, the Company is merged with or acquired by another entity, and immediately following such change in control of the Company the stock of either the Company or the acquirer or successor in such transaction is publicly traded on an established securities market or otherwise, then for the period between the date of such transaction and the next specified employee effective date of the acquirer or survivor, the acquirer or survivor shall combine the lists of the specified employees of each entity participating in the transaction and re-order the list to identify the top 50 key employees (as well as 1% and 5% owners that are considered key employees) in accordance with Treasury Regulation §1.409A-1(i)(6)(i).

15.15                 “Termination Date” shall mean (i) if Executive’s employment is terminated by the Company for any reason whatsoever, other than death or Disability, Executive’s last day of work; (ii) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the effective date of the Disability, as the case may be; and (iii) if Executive’s employment is terminated by Executive, the expiration date of the applicable notice period that is required pursuant to this Agreement.  Notwithstanding the foregoing, no Termination Date shall be earlier than the date as of which Executive has incurred a “separation from service” within the meaning of Internal Revenue Code (“Code”) Section 409A, as determined by applying the default rules thereof.

15.16                 “Territory” shall mean the territory where Executive is working at the time of termination of Executive’s employment with the Company, which shall include any location within the contiguous United States of America, in which Executive performed services or for which Executive had oversight or management responsibility, each during Executive’s employment with the Company.

15.17                 “Trade Secret” shall have the meaning as set forth in the Georgia Uniform Trade Secrets Act, O.C.G.A. § 10-1-760 et seq., and shall include, but not be limited to, any method, program or compilation of information which is used in the Business, including but not limited to (i) techniques, plans and materials used by the Company, (ii) marketing methods and strategies employed by the Company, and (iii) all lists of past, present or prospective patients, customers, referral sources and suppliers of the Company.

16.                               Acknowledgement. Executive acknowledges and agrees that Executive has been given ample time and fair opportunity to review this Agreement, to ask any questions Executive might have, to consult with an attorney or other Executive and to suggest alternative provisions. Executive further states that Executive understands the meaning and import of the terms and provisions of this Agreement, that the Company has not unfairly or unduly influenced Executive to sign this Agreement and that Executive willingly and voluntarily enters into this Agreement as a condition of Executive’s employment and for fair and reasonable consideration.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOUTHERN PROSTHETIC SUPPLY, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman, Vice President & General Counsel

/s/ Kenneth W. Wilson
Kenneth W. Wilson